Exhibit 10.12

February 11, 2010

Robert Griffith

412 Eagle Bend Drive

Waxhaw, NC 28173

Dear Bob:

On behalf of Teresa Bryce, President, Mortgage Insurance of Radian Guaranty Inc. (the “Company”), we are pleased to extend this conditional offer of employment to you as Executive Vice President, Chief Operating Officer of the Company. Because Radian is committed to providing a safe, healthy, and productive work environment for all employees, as well as maintaining the trust and confidence of our customers, this offer of employment is contingent upon your passing a pre-employment background investigation. The background investigation will include: drug testing, credit history, criminal history, education verification, former employment verification and reference, social security number and address verification, as well as a federal and county criminal check. Upon acceptance of this offer and subject to your passing our pre-employment background investigation, your start date will be February 3, 2010

The specifics of the offer are as follows:

•

Your biweekly salary for this exempt position will be $13,461.54, which is $350,000 if annualized. This is based on a 37.5 hour work week. The Company recognizes 26 pay periods per year, providing for the receipt of biweekly checks or automatic deposit receipts on every other Thursday. Regular, full-time employees are paid through the last day in the current two-week period ending on Friday (i.e. “paid current”.) Any adjustments to the pay received for that period (i.e., PTO, etc.) will be reflected in the following pay. Based on your start date, and the receipt of your completed new hire paperwork, you may not receive your first paycheck until the second pay period after your hire date.

•	Assessment of your job performance will occur on an annual basis during our company Performance Management cycle. The performance period is January 1-December 31.

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Consistent with our Pay for Performance Program, you are entitled to participate in our compensation reward programs, including our short-term incentive (STI), medium-term incentive (MTI) and long-term incentive (LTI) programs.

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You will be entitled to participate in our STI/MTI plan for the 2010 STI and 2010/2011 MTI performance periods. Your total STI/MTI target for these performance periods will be 50% of your base salary (in accordance with our STI/MTI plan, your actual MTI target will equal 50% of the amount allocated to you as an STI award for the 2010 year).

•

Beginning with the 2011 STI performance period, your target STI/MTI award will be 100% of your base salary (in accordance with our STI/MTI plan, your actual MTI target will equal 50% of the amount allocated to you as an STI award for the 2011 year). Our STI/MTI Plan may be amended from time to time by the HR and Compensation Committee of our Board of Directors.

•

Your LTI target will be $525,000 for 2010 grants. The timing of the long-term incentive compensation grant(s) and the type of grant(s) provided can vary and may be in part or entirely cash-based. Vesting and payment of these awards are contingent upon business and/or individual performance and are not guaranteed.

•	Subject to approval of the HR and Compensation Committee of our Board of Directors on February 9, 2010, you are entitled to receive 6,500 Restricted Stock Units with a 3-year cliff vesting.

•

You are entitled to receive a sign-on bonus of $325,000, which will be paid to you as follows: $50,000 in your first pay following 90 days from your start date and $275,000 in your first pay in March 2011, in each case subject to your not having voluntarily terminated employment nor been terminated for Cause (as defined below) prior to such payment date. All applicable federal, state and local income taxes will be withheld from these payments. In the event that you voluntarily terminate employment or are terminated for Cause within two years of your start date, you will be required to reimburse Radian $150,000 of the $325,000 total sign-on bonuses paid to you.

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You will be eligible to receive a $12,500 annual allowance for reimbursement of predefined services and fees not covered under Radian’s compensation and benefit programs. All applicable taxes will apply at the time the benefit expense is reimbursed. Attached is a list of all eligible pre-defined services and fees.

•

In the event that the Company eliminates your position and, upon such position elimination, terminates your employment without Cause, the Company will pay to you severance pay equal to twenty-four (24)) months of your biweekly base salary at the time of your departure (“Severance Pay”) and will provide reimbursement of COBRA premiums for 18 months based on federal guidelines, subject to your executing and not revoking a release of claims provided by the Company (“Release”). The Company will pay the Severance Pay to you in regular payroll installments over a twenty-four (24) month period, beginning on the thirtieth (30th) day after your termination date, subject to your executing and not revoking the Release. All other compensation and benefits shall cease at the time of your termination of employment, and the Company shall have no further liability or obligation by reason of such termination.

The Severance Pay shall be paid to you only in the event of your termination under the circumstances specified above. Any other termination of employment will be reviewed and considered for severance in accordance with the Company’s standard severance polict; provided, however, that in no event shall you be entitled to severance if you voluntarily terminate employment or you are terminated for Cause. For purposes of this offer letter, “Cause” shall mean misappropriation of funds, habitual insobriety, substance abuse, conviction of a crime involving moral turpitude, or gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company or its affiliates, in each case considered individually and not collectively.

•	This position will be based in our Philadelphia location. In order to assist with your relocation to the Philadelphia area, the Company agrees to reimburse to you the expenses outlined below:

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If you lease a primary residence in the Philadelphia area before you sell your home in Charlotte, Radian will pay monthly, for a period of 12 months from the date of lease execution, the lesser of a) the monthly PITI mortgage payment on your Charlotte home (approximately $8500); or b) the monthly lease payment (including renter’s insurance) on your leased Philadelphia home. Radian’s obligation for these payments will end upon closing on the sale of your Charlotte home or the expiration of the 12 month payment period, whichever occurs first. As an inducement for you to sell your Charlotte home as soon as possible, the Company agrees to split with you 50-50 any portion of the remaining payments that the Company would have been obligated to pay to you if the home had remained unsold for the full 12 month period, which shall be payable in the month following the sale of your home in Charlotte;

•

Before you lease a primary residence in the Philadelphia area, Radian will pay for up to 6 months of temporary housing, up to a monthly maximum amount of $5000, with reimbursement of reasonable commuting expenses between Charlotte and Philadelphia on weekends;

•	Two house-hunting trips for you and your spouse to Philadelphia to identify housing alternatives;

•	The packing, transportation and unpacking of your household items to Philadelphia;

•	Storage of household goods for up to 6 months before the closing of your purchase of a principal residence in the Philadelphia area, which shall be paid in monthly installments;

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The brokerage fee (up to 6% for selling your primary residence in Charlotte in connection with this relocation event), which shall be paid to you upon the closing of the sale of your primary residence in Charlotte;

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Real estate closing costs on the purchase of your primary residence in the Philadelphia area (not including any “points” or similar fees), which shall be paid to you upon the closing of the purchase of your primary residence in the Philadelphia area.

All such expenses must be reasonable and reimbursement is subject to your timely submission of proper documentation according to Radian’s expense reimbursement policy. All of the foregoing payments and reimbursements are subject to applicable tax withholding. Radian shall have no obligation to pay or reimburse to you any of the amounts specified above if you voluntarily terminate employment with Radian or are terminated for Cause prior to the time payment is due to you. Radian utilizes the services of Employee Transfer Corporation for assisting employees with their relocations. You may contact Rob Dickson, Corporate Services at Employee Transfer Corporation to initiate your relocation. His direct telephone number is (610) 595-3146.

The Company’s decision to provide you with the relocation package discussed above, is based on our expectation that you will provide meaningful service to the Company. Accordingly, if you voluntarily elect to terminate employment or you are terminated for Cause, in each case within twenty-four (24) months of your hire date, you agree to reimburse Radian for all relocation expenses reimbursed to you or paid directly to another party on your behalf.

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All regular, full-time employees will receive a total of nine holidays for 2010. The Company currently offers a Paid Time Off (PTO) bank of days for vacation, personal and sick time. Based upon your hire date, following completion of 90 days of employment, you will then be eligible for 28 Paid Time Off (PTO) days for 2010 and 30 days for the following year.

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You will be eligible to participate in the Flexible Benefit Program, including our medical, dental and vision programs, life insurance and accidental death and dismemberment insurance, on your first day of employment with the Company. On the first of the month following 90 days of employment, you will be eligible to participate in our other benefit programs such as our short and long-term disability programs. On the first day of your employment, you may begin participating in the Company’s 401(k) Savings Investment Plan (SIP). General benefits information can be found in the Employee Benefits section of the Employee Handbook.

The Immigration Reform and Control Act of 1986 requires employers to verify the identity and the authorization of all employees to work in the United States. A list of all documents accepted by the Immigration and Naturalization Service is attached. Should you accept this offer, you must bring either one original document from List A or one document from both List B and List C on your first day of employment. These documents will be copied for your file and the originals returned to you. Please be aware that we are required by law to collect documentation within three days of employment. Failure to provide documentation within three days will result in termination.

As an executive of the Company, you will be subject to both a non-compete and non-solicitation covenants as set forth below:

Restrictive Covenants

(a) Non-Competition. You agree that, during your employment with the Company and its Affiliates, and for the 12 month period beginning on the date of your termination of employment for any reason, you will not, without the Company’s express written consent, engage (directly or indirectly) in any employment or business activity whose primary business involves or is related to (directly or indirectly) mortgage insurance within the United States. You further agree that, given the nature of the Company’s business, a nationwide geographic scope is appropriate and reasonable.

(a) Non-Solicitation of Customers. You agree that, during your employment with the Company and its Affiliates, and for the 12 month period beginning on the date of your termination of employment for any reason, you agree that you will not, either directly or indirectly or through others:

(i) solicit, divert, appropriate or do business with, or attempt to solicit, divert, appropriate or do business with, any customer for whom the Company or its Affiliates provided goods or services within 12 months of the termination of your employment or any actively sought prospective customer of the Company or its Affiliates for the purpose of providing such customer or actively sought prospective customer with services or products competitive with those offered by the Company or its Affiliates during your employment with the Company and its Affiliates, or

(ii) encourage any customer for whom the Company or its Affiliates provided goods or services within 12 months of the termination of your employment to reduce the level or amount of business such customer conducts with the Company or its Affiliates.

(b) Non-Solicitation of Company Personnel. You agree that, during your employment with the Company and its Affiliates, and for a period of 12 months after termination of your employment for any reason, you will not, either directly or through others, hire or attempt to hire any employee, consultant or independent contractor of the Company or its Affiliates, or solicit or attempt to solicit any such person, to change or terminate his or her relationship with the Company or its Affiliates or otherwise to become an employee, consultant or independent contractor to, for or of any other person or business entity, unless more than 12 months shall have elapsed between the last day of such person’s employment or service with the Company or its Affiliates and the first date of such solicitation or hiring or attempt to solicit or hire. If any employee, consultant or independent contractor is hired or solicited by any entity that has hired or agreed to hire you, such hiring or solicitation shall be conclusively presumed to be a violation of this Agreement; provided, however, that any hiring or solicitation pursuant to a general solicitation conducted by an entity that has hired or agreed to hire you, or by a headhunter employed by such entity, which does not involve you, shall not be a violation these restrictive covenants.

(c) Confidential Information. You acknowledge and agree that during and after your employment with the Company and its Affiliates will continue to be, subject to the confidentiality and other terms of the Company’s Code of Conduct.

(d) Notification. You shall notify, and the Company has the right to notify, any person employing you or evidencing any intention to employ you as to the existence and provisions of this Agreement.

(e) Legal and Equitable Remedies. The parties to this offer letter acknowledge and agree that any breach by you of these restrictive covenants as stated above will result in irreparable injury to the Company and its Affiliates for which money damages could not adequately compensate the Company and its Affiliates and, therefore, the Company and its Affiliates shall have the right to enforce the restrictive covenants of this offer letter by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company and its Affiliates may have for a breach, or threatened breach, of the restrictive covenants of this offer letter. You agree that in any enforcement action brought by the Company or an Affiliate, you will not assert or contend that any of the provisions of this offer letter are unreasonable or otherwise unenforceable. If, at the time of enforcement of these restrictive covenants, a court holds that the duration, scope or area stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions to cover the maximum duration and scope permitted by law. You irrevocably and unconditionally (i) agree that any legal proceeding arising out of this offer letter may be brought in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Philadelphia, Pennsylvania, (ii) consent to the non-exclusive jurisdiction of such court in any such proceeding, and (iii) waive any objection to the laying of venue of any such proceeding in any such court. You also irrevocably and unconditionally consent to the service of any process, pleadings, notices or other papers.

This offer letter shall be interpreted to comply with section 409A of the Internal Revenue Code or an exemption. Notwithstanding anything in the offer letter to the contrary, payments made pursuant to the offer letter may only be made in a manner and upon an event permitted by section 409A, and all payments to be paid to you upon a termination of employment may only be made upon a separation from service” as defined under section 409A. If section 409A applies to payments under this offer letter, this offer letter shall be administered in accordance with section 409A, including the six-month delay for specified employees” if applicable. Each payment under this offer letter shall be treated as a separate payment for purposes of section 409A. In no event may you, directly or indirectly, designate the calendar year of any payment. Reimbursements shall be made in accordance with section 409A. You shall be solely responsible for any taxes under this offer letter and in no event shall the Company have any liability with respect to any tax, interest or other penalty imposed under section 409A.

Your employment with the Company is at will. This means that you and the Company both have the right to terminate the employment relationship with or without cause, at any time, with or without notice. Nothing in this letter, or our Employee Handbook, or any other employment materials you may receive is intended, nor should any of it be construed or implied to create an employment contract between you and the Company.

Two copies of this letter are enclosed. Please keep one for your files and sign, date and return the other copy in the enclosed envelope by February 3, 2010. We are pleased with your decision to join Radian and we believe this opportunity will result in a mutually beneficial and rewarding relationship. If you have any questions regarding any aspect of your employment of this letter, please contact me at 215-231-1802.

Sincerely,

/s/ Trish Grayauskie
Trish Grayauskie
VP, Chief Talent Officer
Human Resources

cc:	Teresa Bryce, President
Anita Scott, VP, HR Business Partner
Employee File

/s/ Robert Griffith	2-11-10
Agreed and Accepted